PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 11, 2009)	REGISTRATION NO. 333-95807

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.5750	NYSE
CenturyTel, Inc.	CTL	2.1374	NYSE
Cincinnati Bell Inc.	CBB	2.0000	NYSE
Level 3 Communications, Inc.	LVLT	3.0000	NASDAQ
Qwest Communications International, Inc.	Q	12.9173	NYSE
Special Common Shares ‘TDS’	TDS.S	1.0000	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1.0000	NYSE
Verizon Communications Inc.	VZ	21.7600	NYSE
Windstream Corporation	WIN	2.0679	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is November 3, 2009.

1 Effective October 26, 2009, FairPoint Communications Inc., an underlying constituent of the Telecom HOLDRS Trust (the “Trust”), was delisted from trading on NYSE.  Pursuant to the prospectus for the Trust, if FairPoint Communications Inc. is not listed for trading on another national securities exchange, or through NASDAQ, within five business days from the date it is delisted, it shall be distributed by The Bank of New York Mellon.  The rate of distribution is 0.0041 FairPoint Communications Inc. shares per Telecom HOLDRS.  The record date and pay date for the distribution shall be November 9, 2009 and November 13, 2009, respectively.